QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
First Consulting Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 15, 2001

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of First Consulting Group, Inc. (the "Company") to be held at the Company's offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Tuesday, June 19, 2001 at 10:00 a.m. local time.

    The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

    It is important that you use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED WITH THIS PROXY STATEMENT SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

    We look forward to seeing you at the meeting.

Sincerely,
Luther J. Nussbaum Chief Executive Officer and Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2001

TO THE STOCKHOLDERS OF FIRST CONSULTING GROUP, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Consulting Group, Inc., a Delaware corporation ("FCG" or the "Company"), will be held on June 19, 2001 at 10:00 a.m. local time at the Company's offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 for the following purposes:

  1.
  To elect four directors to hold office until the 2004 Annual Meeting of Stockholders.

  2.
  To approve amendment of FCG's 2000 Associate Stock Purchase Plan to (a) increase the number of shares of FCG common stock reserved for issuance under that Plan by 500,000 shares, from 500,000 shares to 1,000,000 shares; and (b) clarify the maximum number of shares that can be purchased by a plan participant on any purchase date.

  3.
  To approve amendment of FCG's 1997 Equity Incentive Plan to increase the number of shares of FCG common stock reserved for issuance under that Plan by 750,000 shares, from 4,500,000 shares to 5,250,000 shares.

  4.
  To ratify the selection of Grant Thornton LLP as independent auditors of FCG for its fiscal year ending December 31, 2001.

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Stockholders of record at the close of business on April 26, 2001 are entitled to notice of, and to vote at, this Annual Meeting and any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the Company's Annual Meeting in person. Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors
Michael A. Zuercher Secretary

Long Beach, California
May 15, 2001

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON JUNE 19, 2001

INFORMATION CONCERNING SOLICITATION AND VOTING

    General.  The enclosed proxy is solicited on behalf of the Board of Directors of First Consulting Group, Inc., a Delaware corporation ("FCG" or the "Company"), for use at the Annual Meeting of Stockholders to be held on June 19, 2001 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. The Company intends to mail this proxy statement and accompanying proxy card on or about May 15, 2001 to all stockholders entitled to vote at the Annual Meeting.

    Solicitation.  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

    Voting Rights and Outstanding Shares.  Only holders of record of FCG common stock at the close of business on April 26, 2001 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 26, 2001, the Company had outstanding and entitled to vote 23,401,911 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Both abstentions and broker non-votes will count towards establishing a quorum.

    Directors will be elected by a plurality of the votes cast in person or by proxy; neither abstentions nor broker non-votes will be counted for any purpose in election of the directors. All other matters must be approved by affirmative vote of the majority of the votes cast. For such matters, abstentions will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether a matter has been approved.

    Revocability of Proxies.  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

    Stockholder Proposals.  The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "Commission") is February 20, 2002. Nominations for director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered to or mailed and received at the principal executive offices of FCG between March 19, 2002 and April 18, 2002. If public announcement of the date of the Company's 2002 Annual Meeting of Stockholders is first made by FCG fewer than seventy days prior to the date of such annual meeting, nominations for Director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered or received no later than the close of business on the tenth day following the day on which public announcement is first made by FCG.

PROPOSAL 1
ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of ten members. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS

    There are four directors in the class whose term of office expires in 2001. The following candidates have been nominated by the Board of Directors to stand for election at this Annual Meeting. Each candidate is currently a director of the Company. If elected, these candidates will serve three year terms expiring at the Company's 2004 Annual Meeting of Stockholders, or until their earlier death, resignation or removal.

    Steven Lazarus, age 69, has served FCG as a director since April 1997. Mr. Lazarus has served as a senior principal of various venture capital funds associated with ARCH Venture since 1986, including

President and Chief Executive Officer of ARCH Development Corporation and Managing Director of ARCH Venture Partners. From 1986 to 1994, Mr. Lazarus was the Associate Dean of the Graduate School of Business at the University of Chicago. He currently serves as a director of Amgen Inc., a biotechnology company; and New Era of Networks, Inc., which develops packaged solutions for application integration. Mr. Lazarus received a BA from Dartmouth College and an MBA from the Harvard University Graduate School of Business.

    David S. Lipson, age 57, has served FCG as a director since December 1998. Mr. Lipson co-founded Integrated Systems Consulting Group (ISCG) in 1988 and was Chairman of the ISCG Board of Directors and ISCG's Chief Executive Officer, President and Treasurer from its inception until its merger with FCG in December 1998. Mr. Lipson joined FCG at that time, and retired from service as an employee of FCG in June 1999. He has more than 30 years of industry experience in executive management and sales and marketing. His previous employers include IBM, Control Data Corporation, Dun & Bradstreet Computer Services, SunGuard Data Systems, Inc., and Digital Equipment Corporation. Mr. Lipson currently serves as a director of Prescient Systems, Cardinal Solutions, Inc. and GroupSystems.com, and serves on the board of advisors of Baird Capital Partners III and Cross Atlantic Capital Partners.

    Scott S. Parker, age 66, has served FCG as a director since November 1997. Mr. Parker is President Emeritus of Intermountain Health Care where he served as President and Chief Executive Officer from its formation in 1975 until his retirement in 1998. Mr. Parker has served as a director for First Security Corporation, a regional bank; and currently serves as a director of Questar Corporation, a natural gas and energy holding company; and Bonneville International, a radio and television corporation. He also serves as a trustee for Intermountain Health Care, Sutter Health Care and Ascension Health, all integrated health care systems. Mr. Parker has served as Chairman of the American Hospital Association and as President of the International Hospital Federation. He also currently serves as Chairman of the Utah Symphony. Mr. Parker received a BA from the University of Utah and an MHA from the University of Minnesota.

    Fatima Reep, age 51, has served FCG as a director since July 1999, when she was appointed to the seat occupied by her late husband, James A. Reep, FCG's co-founder and former Chairman of the Board. Ms. Reep is owner and President of First Ticket Travel, a travel agency, and has served on the boards of a number of civic associations, including the Los Alamitos Chamber of Commerce. Ms. Reep received a BA from Croydon College in London.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

    The following two directors are currently serving three year terms expiring at the Company's 2002 Annual Meeting of Stockholders, or until their earlier death, resignation or removal.

    Steven Heck, age 52, has served FCG as a director since April 1997. Mr. Heck served FCG from May 1987 to December 1989 as Vice President, Midwest Region. From 1990 to 1991, he served as Chief Information Officer of Evangelical Health Systems. After rejoining FCG in April 1991, Mr. Heck served as Vice President, Practice. He became Executive Vice President, Practice in April 1995, and FCG President in October 1998. Prior to joining FCG, Mr. Heck was the Managing Partner of the Great Lakes Health Care Practice at Price Waterhouse LLP from 1985 to 1987.

    Stephen E. Olson, age 59, has served FCG as a director since April 1997. Mr. Olson is Chairman of the Board of The Olson Company, a developer of landmark residential communities within urban environments. In addition to The Olson Company, Mr. Olson is a member of the Board of Directors of First Bank of Beverly Hills, Acquarium of the Pacific, Flowline, Inc., Collectech Systems, Inc., "C" Enterprises, Kings Seafood, Pepperdine University Board, and Pepperdine School of Public Policy.

Mr. Olson received a BA from the University of Redlands and an MBA from Pepperdine University, and did post-graduate work towards a Doctorate degree in Finance at the Claremont Graduate School.

    The following director was elected as a director in January 2001 and is currently serving a term that expires at the Company's 2002 Annual Meeting of Stockholders, or until his earlier death, resignation or removal.

    F. Richard Nichol, age 59, was appointed to FCG's Board of Directors in January 2001. Dr. Nichol has an extensive background in both clinical research and executive management in the life sciences industry. Dr. Nichol is principal of Nichol Clinical Technologies Corp., providing scientific, operational and financial consulting to early stage life science companies. From 1997 to 1999, he was president, chief executive officer and a member of the board of directors (including chairman from 1998 to 1999) of CoCensys, Inc., a biopharmaceutical company that was acquired by Purdue Pharma L.P. in 1999. Dr. Nichol was co-founder, president, CEO and a member of the board of IBRD, Inc., and has served as senior research scientist in virology and infectious diseases with the Upjohn Company. Dr. Nichol received his B.A. in Science and his M.S. and Ph.D. in Microbiology from the Pennsylvania State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS

    The following three directors are currently serving three year terms expiring at the Company's 2003 Annual Meeting of Stockholders, or until their earlier death, resignation or removal.

    Stanley R. Nelson, age 74, has served FCG as a director since April 1997. From 1993 to August 1997, Mr. Nelson was President of the Center for Clinical Integration, Inc., the predecessor of the Scottsdale Institute, formerly a subsidiary of FCG. Since 1988, Mr. Nelson has been an independent healthcare consultant to various organizations. Prior to 1988, Mr. Nelson served as the President and Chief Executive Officer of the Henry Ford Healthcare Corp. and, prior to that, the Abbott-Northwestern Hospital. Mr. Nelson currently serves as a director of the Scottsdale Institute. Mr. Nelson received a BS and an MHA from the University of Minnesota.

    Luther J. Nussbaum, age 54, has served FCG as a director since November 1997 and as Chairman of the Board since April 1999. Mr. Nussbaum has served as FCG's Chief Executive Officer since October 1998 after joining FCG as Executive Vice President, Worldwide Practice Support in April 1995. Prior to joining FCG, Mr. Nussbaum was the President of Nussbaum & Associates, a strategic and information consulting firm, from 1993 to 1995. From 1989 to 1993, he served as President and Chief Executive Officer of Evernet Systems, Inc., a national network systems integration company. From 1986 to 1989, Mr. Nussbaum was the President and Chief Operating Officer of Ashton-Tate Corp., a microcomputer software development company. Mr. Nussbaum serves as a director of two private entrepreneurial companies and is a director of Emergent Information Technologies, Inc. He received a BA from Rhodes College and an MBA from Stanford University.

    Jack O. Vance, age 76, has served FCG as a director since April 1997. Dr. Vance is the Managing Director of Management Research, Inc., a management consulting firm. From 1973 to 1989, Dr. Vance was the Managing Partner of the Los Angeles office of McKinsey & Company and served on the Executive Committee of that firm's Board of Directors from 1962 to 1989. Dr. Vance serves as a director of International Rectifier Corporation, a supplier of power semiconductor components; the Gabelli Mathers Fund, a mutual fund; Molina Health Care; and several private companies. Dr. Vance received a BS from the University of Louisville, an MBA from the Wharton School of the University of Pennsylvania, and a Ph.D. from Southwest University.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 2000, the Board of Directors held six meetings and acted by unanimous written consent on one additional occasion. The Board has an Audit Committee, a Nominating Committee and a Compensation Committee.

    Audit Committee.  The Audit Committee performs the following functions: it meets with the Company's independent auditors to review the results of the annual audit and discuss the financial statements; it recommends to the Board whether the independent auditors should be retained; it receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and considers matters that present conflicts of interest or risks to the Company. Currently, the Audit Committee is composed of three non-employee directors: Messrs. Lazarus (Chairman) and Parker, and Dr. Nichol. Dr. Nichol was appointed a member of the Committee in April 2001 and therefore did not participate in any committee meetings in 2000. The Audit Committee met four times during 2000. Attached to this Proxy Statement as Appendix A is a copy of the Audit Committee charter adopted by the Board in December 1999.

    Compensation Committee.  The Compensation Committee considers and approves the Company's compensation policies, evaluates the performance and determines the compensation of executive officers and performs such other functions regarding compensation as the Board may delegate. Currently, the Compensation Committee is composed of three non-employee directors: Dr. Vance (Chairman), Mr. Olson and Ms. Reep. The Compensation Committee met six times during 2000 and acted one time by unanimous written consent.

    Nominating Committee.  The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board. Currently, the Nominating Committee is composed of four non-employee directors: Messrs. Olson (Chairman), Nelson and Lazarus, and Dr. Vance. The Nominating Committee met two times during 2000.

    During the fiscal year ended December 31, 2000, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the Committees on which he or she served.

PROPOSAL 2
AMENDMENT OF FCG'S 2000 ASSOCIATE STOCK PURCHASE PLAN

    The Company's Board of Directors previously adopted the 2000 Associate Stock Purchase Plan (the "Stock Purchase Plan"), authorizing the issuance of up to 500,000 shares of the Company's common stock pursuant to purchase rights (each, an "Offering") granted to employees of the Company. Under this Proposal 2, FCG stockholders are requested to approve an amendment to the Stock Purchase Plan to increase the shares of the Company's common stock reserved for issuance under the Stock Purchase Plan from 500,000 to 1,000,000, an increase of 500,000 shares. Under this Proposal 2, FCG stockholders are also requested to approve an amendment to the current Offering under the Stock Purchase Plan which clarifies that the maximum shares that can be purchased on a purchase date under the current Offering is the lesser of 5,000 shares or the amount that could be purchased with $10,000 in contributions to the Stock Purchase Plan as of June 30, 2000 (determined by dividing $10,000 by 85% of the stock's price on June 30, 2000). The Board approved the proposed amendments described above in April 2001, to be effective upon approval by the Company's stockholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposed amendments to the Stock Purchase Plan and issuance of additional shares under that Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

    The essential features of the Stock Purchase Plan are outlined below. Unless otherwise indicated, the following summary of the principal provisions of the Stock Purchase Plan assumes the approval of this Proposal No. 2.

    Purpose of the Stock Purchase Plan.  The Stock Purchase Plan was adopted by the Board to provide a means by which employees of the Company are given an opportunity to purchase stock in the Company, to assist in retaining the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company.

    Administration.  The Board administers the Stock Purchase Plan. The Board has the power to construe and interpret the Stock Purchase Plan and, subject to the provisions of the Stock Purchase Plan, to determine when and how rights to purchase common stock will be granted and the provisions of each offering of such rights. The Board is authorized to delegate administration of the Stock Purchase Plan to a committee composed of not less than two members of the Board and has delegated administration of the Stock Purchase Plan to the Compensation Committee. The Compensation Committee currently consists of Jack Vance (Chairman), Stephen Olson and Fatima Reep, all of whom are "disinterested persons" as that term is defined under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" as that term is defined pursuant to Section 162(m) of the Code. References in this discussion to the "Board" refer both to the Board and the Compensation Committee.

    Offerings.  The Stock Purchase Plan is implemented by Offerings to all eligible employees from time to time by the Board. Generally, each Offering is of 24 months' duration (the "Offering Period"). The current Offering commenced on January 1, 2000 and will terminate December 31, 2001.

    Eligibility and Participation.  Any person employed by the Company for at least twenty (20) hours per week and at least five (5) months per calendar year is eligible to participate in Offerings under the Stock Purchase Plan unless otherwise determined by the Board. The Board may provide that, if an employee becomes eligible to participate in the Stock Purchase Plan during the course of an Offering, the employee may enroll in that Offering on the next January 1 or July 1 during such Offering, which right shall thereafter be deemed to be a part of such Offering. Such right shall have the same characteristics as any rights originally granted under the Offering except that (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and (ii) the Offering for such right shall begin on its Offering Date and end coincident with the ongoing Offering.

    Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Stock Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him or her to buy more than $10,000 of stock under all employee stock purchase plans of the Company in any calendar year. For the current Offering, the maximum purchasable number of shares is determined based upon eighty-five percent (85%) of the fair market value of the shares on June 30, 2000, and for future Offerings, this maximum will be determined based upon eighty-five percent (85%) of the fair market value of the shares on the first day of the Offering Period.Eligible employees become participants in the Stock Purchase Plan by delivering to the Company, prior to the date or dates selected by the Board as the offering date (each, an "Offering Date") for the Offering, an agreement authorizing payroll deductions of up to 10% of such employee's earnings during the Offering Period.

    Purchase of Stock.  By agreeing to participate in the Stock Purchase Plan, the employee is entitled to purchase shares under the Stock Purchase Plan. In connection with Offerings made under the Stock Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase, which maximum may be further limited by the number of shares of stock that can be purchased with $10,000 in annual contributions to the Stock Purchase Plan, and the maximum aggregate number of shares that may be purchased pursuant to such Offering by all participants. For the current Offering, the maximum number of shares purchasable with $10,000 is determined based on eighty-five percent (85%) of the value of the shares on June 30, 2000, and for future Offerings, the maximum number of shares purchasable with $10,000 will be determined based on eighty-five percent (85%) of the value of shares on the first day of each future Offering Period. If the participants elect to purchase an aggregate number of shares in the Offering in excess of the maximum aggregate number established by the Board, the Board will make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on each Purchase Date at the applicable price. See "Withdrawal" below. Notwithstanding the foregoing, no stock will be purchased under the Stock Purchase Plan unless shares issuable under the Stock Purchase Plan are covered by an effective registration statement under the Securities Act of 1933.

    The purchase price of the common stock under the Offering is the lesser of eighty-five percent (85%) of the fair market value of the common stock on the Offering Date or eighty-five percent (85%) of the fair market value of the common stock on the Purchase Date. For the current Offering, the purchase price of the common stock under the Offering is the lesser of (i) eighty-five percent (85%) of the fair market value of the common stock on June 19, 2000, the date on which the stockholders of the Company approved the adoption of the Stock Purchase Plan and the board of directors adopted the Offering terms, or (ii) eighty-five percent (85%) of the fair market value of the common stock on the Purchase Date. The current Offering terminates on December 31, 2001 and a new Offering period will commence on January 1, 2002.

    All payroll deductions made for a participant are credited to his or her account under the Stock Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

    Withdrawal and Termination of Employment.  While each participant in the Stock Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Stock Purchase Plan. Such withdrawal may be elected at any time other than the 10 days immediately preceding a Purchase Date. Following any withdrawal from an Offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's participation in the Offering will be automatically terminated. The employee is not entitled to again participate in such Offering. An employee's withdrawal from an Offering will not have any effect upon such employee's eligibility to participate in subsequent Offerings under the Stock Purchase Plan. Rights granted pursuant to any Offering under the Stock Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions at that time, without interest.

    Duration, Amendment and Termination.  The Board may suspend or terminate the Stock Purchase Plan at any time. Unless terminated earlier, the Stock Purchase Plan will terminate on December 31, 2009. The Board may amend the Stock Purchase Plan at any time. Any amendment of the Stock Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation in the Stock Purchase Plan; (ii) increase the number of shares reserved for rights under such Stock Purchase Plan; or (iii) modify any other provision of the Stock Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Stock Purchase Plan, if such approval is required in order to comply with requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rights granted before amendment or termination of the Stock Purchase Plan will not be altered or impaired by any amendment or termination of the Stock Purchase Plan without consent of the person to whom such rights were granted.

    Adjustment Provisions.  If there is any change in the stock subject to the Stock Purchase Plan or subject to any rights granted under the Stock Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, change in corporate structure or otherwise), the Stock Purchase Plan and outstanding rights will be appropriately adjusted as to the class and the maximum number of shares subject to the Stock Purchase Plan and the class, number of shares and price per share of stock subject to such outstanding rights. In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion, (i) any successor corporation may assume such outstanding rights or substitute similar rights for those outstanding under the Stock Purchase Plan, (ii) such rights may continue in full force and effect or (iii) participants' accumulated payroll deductions may be used to purchase common stock immediately prior to the transaction described above and the participant's rights under the ongoing Offering terminated.

    Federal Income Tax Provisions.  Participation in the Stock Purchase Plan is intended to qualify for the favorable federal tax treatment accorded employee stock purchase plans under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under these provisions, a participant will be taxed on amounts withheld as if actually received, with the amounts subject to withholding for Federal and state income taxes, local taxes and employment taxes. At the time a participant purchases shares of stock under the Stock Purchase Plan, the participant is not subject to employment taxes (e.g., Social Security and Medicare) until at least January 1, 2003; otherwise, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the period that the employee holds the shares.

    If the stock is disposed of at least two years after the beginning of the Offering Period and at least one year after the stock is transferred to the participant, the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the price paid for the stock or (ii) the excess of the fair market value of the stock as of the beginning of the Offering Period over the purchase price (determined as of the beginning of the Offering Period) will be treated as ordinary income. Any further gain or any loss will be taxed as a short-term or long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income. If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term, mid-term or long-term depending on how long the stock has been held.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Stock Purchase Plan. The Company is entitled to a deduction to the extent such amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

    Restrictions on Transfer.  Participation in the Stock Purchase Plan is voluntary; no benefits under the Stock Purchase Plan are allocated specifically to any employee. Rights granted under the Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution, or by a beneficiary designation, and may be exercised only by the person to whom such rights are granted.

PROPOSAL NO. 3
AMENDMENT OF FCG'S 1997 EQUITY INCENTIVE PLAN

    In August 1997, the Board adopted, and the stockholders subsequently approved, FCG's 1997 Equity Incentive Plan (the "Equity Incentive Plan"). An aggregate of 4,500,000 shares of common stock have been reserved for issuance under the Equity Incentive Plan. As of March 31, 2001, 170,519 shares of common stock had been issued upon the exercise of options granted under the Equity Incentive Plan, and options to purchase 3,164,092 shares of common stock at a weighted average exercise price of $8.76 per share were outstanding. As of March 31, 2001, 1,165,389 shares remained available for issuance on exercise of future grants under the Equity Incentive Plan.

    FCG stockholders are being asked to approve an amendment to FCG's Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the Plan by 750,000 shares, from 4,500,000 shares to 5,250,000 shares. The Board approved the proposed amendment described above in April 2001, to be effective upon approval by the Company's stockholders. Approval of the amendment of the Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

    The essential features of the Equity Incentive Plan are outlined below. Unless otherwise indicated, the following summary of the principal provisions of the Equity Incentive Plan assumes the approval of this Proposal No. 3.

    Purpose of the Plan.  Providing stock option grants under the Equity Incentive Plan is an important element in the overall success of the Company. The Board believes that equity-based incentives align the interests of the Company's management and employees with those of the Company's stockholders. Providing stock option grants and other equity incentives under the Equity Incentive Plan is important in attracting and retaining the most qualified candidates. The Board believes that the Company's ability to recruit and retain personnel with strong information technology, healthcare and consulting expertise is critical to the Company's overall success. Given the intense competition for such personnel, the Board believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, is particularly important in attracting and retaining qualified candidates.

    The Board also believes that providing stock option grants under the Equity Incentive Plan is an important element in the successful integration of businesses acquired by FCG. The Company's strategy includes acquiring complementary businesses, technology and service offerings. In order to successfully integrate such businesses, technology and service offerings, the Company may be required to offer equity incentives under the Equity Incentive Plan to new employees and officers.

    General.  The Equity Incentive Plan was adopted by the Board on August 22, 1997, and was approved by the Company's stockholders on January 15, 1998, with respect to 1,600,000 shares. On December 15, 1998, the Board approved an amendment to the Equity Incentive Plan to increase the number of shares available under the Plan from 1,600,000 shares to 3,500,000 shares, which amendment was approved by the Company's stockholders on February 26, 1999. On April 26, 2000, the Board approved an amendment to the Equity Incentive Plan to increase the number of shares available under the Plan from 3,500,000 shares to 4,500,000 shares, which amendment was approved by the Company's stockholders on June 19, 2000.

    The Equity Incentive Plan provides for the grant of both incentive and nonstatutory (non-qualified) stock options. Incentive stock options granted under the Equity Incentive Plan are intended to be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of

1986, as amended (the "Code"). Nonstatutory stock options granted under the Equity Incentive Plan are intended by the Company not to qualify as incentive stock options under the Code. In addition, the Equity Incentive Plan permits the granting of stock appreciation rights ("SARs") appurtenant to or independent of options, as well as stock bonuses and rights to purchase restricted stock (options, SARs, stock bonuses and rights to purchase restricted stock are hereinafter referred to collectively as "Stock Awards"). To date, the Company has only granted stock options under the Equity Incentive Plan.

    Stock Subject to the Equity Incentive Plan.  Prior to the proposed amendment of the Equity Incentive Plan, there were 4,500,000 shares of common stock authorized for issuance under the Equity Incentive Plan. The amendment to the Equity Incentive Plan proposed hereby would increase the number of shares authorized under the Equity Incentive Plan to 5,250,000 shares. Subject to stockholder approval of this Proposal No. 3, common stock that may be sold pursuant to Stock Awards under the Equity Incentive Plan cannot exceed in the aggregate 5,250,000 shares. If Stock Awards granted under the Equity Incentive Plan expire or otherwise terminate without being exercised, the common stock not purchased pursuant to such Stock Awards becomes available for reissuance under the Equity Incentive Plan.

    Administration.  As authorized by the Equity Incentive Plan, the Board has delegated administration of the Equity Incentive Plan to the Compensation Committee of the Board, which determines to whom and on what dates the Stock Awards will be granted and the types of Stock Awards to be granted, and the terms of such Stock Awards including the exercise price, number of shares subject to the Stock Awards and the exercisability thereof. The Compensation Committee currently consists of Jack Vance (Chairman), Stephen Olson and Fatima Reep, all of whom are "disinterested persons" as that term is defined under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" as that term is defined pursuant to Section 162(m) of the Code. The Compensation Committee also has the authority to construe and interpret any of the provisions of the Equity Incentive Plan or any Stock Awards granted under that Plan. As used herein with respect to the Equity Incentive Plan, the "Board" refers to any committee the Board shall appoint to administer the Equity Incentive Plan as well as to the Board itself.

    Eligibility.  Incentive stock options and SARs appurtenant thereto may be granted under the Equity Incentive Plan only to employees (including directors if they are also employees) of the Company and its affiliates. Selected employees, directors and consultants are eligible to receive Stock Awards under the Equity Incentive Plan other than incentive stock options and SARs appurtenant thereto. No incentive stock option may be granted under the Equity Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company (a "Ten Percent Shareholder"), unless the option price is at least 110% of the fair market value on the date of grant of the stock subject to the option, and the term of the option does not exceed five years from the date of grant. An award to purchase restricted stock under the Equity Incentive Plan may not be granted to a Ten Percent Shareholder unless the purchase price is 100% of the fair market value of the stock on the date of grant.

TERMS OF STOCK AWARDS

    The following is a description of the permissible terms of Stock Awards under the Equity Incentive Plan. Individual Stock Award grants may be more restrictive as to any or all of the permissible terms described below.

    Exercise Price of Options; Payment.  The exercise price of incentive stock options under the Equity Incentive Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of each nonstatutory stock option under the Equity Incentive Plan may not be less than 85% of such fair market value.

    The exercise price of options granted under the Equity Incentive Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) at the discretion of the Board, (a) by delivery of other common stock of the Company; (b) pursuant to a deferred payment or other arrangement; or (c) in any other form of legal consideration acceptable to the Board. In the event of a decline in the value of the Company's common stock, the Board has the authority to offer optionees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options.

    To the extent required by Code Section 162(m), an option repriced under the Equity Incentive Plan is deemed to be canceled and a new option granted. Both the option deemed to have been canceled and the new option deemed to have been granted will be counted against the eight hundred thousand (800,000) share limitation (per participant) under the Equity Incentive Plan.

    The Board also has the authority to include as part of an option agreement a provision entitling the optionee to a further option in the event that the optionee exercises his or her option by surrendering the other shares of common stock as payment of the exercise price.

    Option Exercise.  Stock options granted under the Equity Incentive Plan generally may be exercised at any time, but are subject to a repurchase right in favor of the Company in accordance with a vesting schedule under which 20% of the underlying shares vest one year following the date of grant, and the remaining shares vest in equal successive monthly installments over each of the next forty-eight (48) months until fully vested or terminated as provided in the Equity Incentive Plan or related agreements. Beginning in June 2000, the Company generally began granting options under which 25% of the underlying shares vest one year following the date of grant, and the remaining shares vest in equal successive monthly installments over each of the next thirty-six (36) months until fully vesting or terminated in the Equity Incentive Plan or related agreements. Shares covered by options granted in the future under the Equity Incentive Plan may be subject to different vesting terms (which may be based on performance or other criteria). In addition, an option may or may not provide that the option may be exercised prior to the stated vesting date, but in such event, the shares may be subject to a right of repurchase in favor of the Company or to any other restriction the Board determines to be appropriate.

    Term of Options.  The maximum term of options to be granted under the Equity Incentive Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Equity Incentive Plan generally are non-transferable and generally terminate three months after the termination of the optionee's employment or relationship as a director or consultant with the Company or any affiliate of the Company, unless (i) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may be exercised at any time within 12 months of such termination; (ii) the termination of employment is due to such person's death, in which case the option may be exercised at any time within 18 months of such termination; or (iii) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the director or consultant relationship.

    Stock Awards Other Than Options.  Any stock bonuses or restricted stock purchase awards granted under the Equity Incentive Plan may be in such form and may contain such terms and conditions as the Board shall deem appropriate. The purchase price under any restricted stock purchase agreement may not be less than eighty-five percent (85%) of the fair market value of the Company's common stock on the date of grant. The purchase price of stock pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the

Board, according to a deferred payment or other arrangement with the person to whom the common stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion.

    Eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company or for its benefit. Shares of common stock sold or awarded under the Equity Incentive Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to the Company or an affiliate of the Company, the Company may repurchase or otherwise reacquire any or all of the shares of the common stock held by that person that have not vested as of the date of termination of such services under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

    SARs granted under the Equity Incentive Plan may be in the form of rights granted either in connection with a stock option (either (i) resulting in a concurrent exercise of an underlying option with each SAR exercise; or (ii) requiring the grantee to exercise an underlying option or to surrender the option for an appreciation distribution) or independent of an option. Each SAR awarded under the Equity Incentive Plan shall otherwise contain such terms and conditions as the Board shall deem appropriate. The Equity Incentive Plan authorizes the following types of SARs:

    Tandem Stock Appreciation Rights.  Tandem stock appreciation rights are tied to an underlying option and require the holder to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights must be made in cash.

    Concurrent Stock Appreciation Rights.  Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The holder receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights must be made in cash.

    Independent Stock Appreciation Rights.  Independent stock appreciation rights are granted independently of any option and entitle the holder to receive upon exercise an appreciation distribution equal to the market price of a number of shares equal to the number of share equivalents to which the holder is vested under the independent stock appreciation right less the fair market value of such number of shares of stock on the date of grant of the independent stock appreciation rights. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board's discretion, be made in cash, in shares of the common stock or a combination thereof.

    Adjustment Provisions.  If there is any change in the stock subject to the Equity Incentive Plan or subject to any Stock Award (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Equity Incentive Plan and Stock Awards outstanding under that Plan will be appropriately adjusted as to the class and the maximum number of shares subject to the Equity Incentive Plan and the class and the maximum number of shares and price per share of stock subject to outstanding Stock Awards.

    Certain adjustments in Stock Awards outstanding under the Equity Incentive Plan may be made upon a Change in Control of the Company. The Equity Incentive Plan defines "Change in Control" as (i) a dissolution, liquidation, or sale of all or substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the

Company is the surviving corporation but the shares of common stock outstanding immediately before the merger are converted by virtue of the merger into other property; or (iv) the individuals who, as of August 22, 1997 are members of the Board (the "Incumbent Board") cease for any reason to constitute at least 50% of the Board, provided, however, that any new director whose election or nomination by the Company's stockholders is approved by a vote of at least 50% of the Incumbent Board shall also be considered a member of the Incumbent Board.

    Upon a Change in Control of the Company other than a 50% change in the Incumbent Board, the surviving or acquiring corporation may assume Stock Awards outstanding under the Equity Incentive Plan or substitute similar stock awards for those outstanding under the Equity Incentive Plan. If the surviving or acquiring corporation assumes such Stock Awards or substitutes similar stock awards, and the service or employment of the holder of such awards is either voluntarily terminated with good reason or involuntarily terminated without cause (as those terms are defined in the Equity Incentive Plan) within one month before, or 13 months after, the Change in Control, then the vesting of those assumed Stock Awards or substituted stock awards and the time during which such awards may be exercised will accelerate. If the surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for such Stock Awards, then (i) the vesting of Stock Awards held by persons still serving the Company or an affiliate (whether as an employee, director or consultant) and the time during which such Stock Awards may be exercised will accelerate upon the Change in Control and those Stock Awards will terminate if not exercised after such acceleration and at or prior to the Change in Control; and (ii) all other Stock Awards outstanding under the Equity Incentive Plan will terminate if not exercised prior to the Change in Control.

    Upon a Change in Control of the Company involving a 50% change in the Incumbent Board, the vesting of Stock Awards held by persons still serving the Company or an affiliate (whether as an employee, director or consultant) and the time during which such Stock Awards may be exercised will accelerate upon the Change in Control.

    Duration, Amendment and Termination.  The Board may suspend or terminate the Equity Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Equity Incentive Plan will terminate August 21, 2007. The Board may also amend the Equity Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Equity Incentive Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for Stock Awards; or (iii) change any other provision of the Equity Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or the requirements of Section 422 of the Code, or Nasdaq or securities exchange listing requirements to which the Company is then subject.

    Restrictions on Transfer.  Under the Equity Incentive Plan, Stock Awards granted are generally non-transferable, with certain exceptions for transfers pursuant to a will or the laws of descent and distribution, or, excepting incentive stock options, pursuant to a domestic relations order.

FEDERAL INCOME TAX INFORMATION

    Incentive Stock Options.  Incentive stock options under the Equity Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price; or (ii) the optionee's actual gain, if any, on the purchase and sale.

    The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on the length of time the stock was held. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum rate applicable to ordinary income or short-term capital gain is effectively 39.6% at the present time.

    Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    Nonstatutory Stock Options.  Nonstatutory stock options granted under the Equity Incentive Plan generally have the following federal income tax consequences: There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee.

    Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on the length of time the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    Restricted Stock and Stock Bonuses.  Restricted stock and stock bonuses granted under the Equity Incentive Plan generally have the following federal income tax consequences: Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient.

    Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such capital gain or loss will be long-term or short-term depending on the length of time the stock was held from the date ordinary income was measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

    Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

    Potential Limitations on Company Deductions.  As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly-held corporation for compensation paid to a covered employee in a taxable year to the extent that non-performance-based compensation paid to such a covered employee exceeds $1 million. It is possible that compensation attributable to Stock Awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Treasury regulations issued under Section 162(m) of the Code provide that compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

    Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

    ERISA.  The Equity Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

OTHER EQUITY COMPENSATION PLANS

    In addition to the Equity Incentive Plan, FCG currently issues stock options and sells shares of its stock to employees, members of the Board and consultants under the following plans: (a) the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"); (b) the 1999 Non-Officer Equity Incentive Plan (the "1999 Plan"); (c) the ISCG Amended and Restated Stock Option Plan (the "ISCG

Plan"); (d) the 1994 Restricted Stock Purchase Plan (the "1994 Plan"); and (e) the 2000 Associate Stock Purchase Plan (the "Stock Purchase Plan"). Information regarding the 1994 Plan is set forth below under "Certain Relationships and Related Transactions." Information regarding the Stock Purchase Plan is set forth under Proposal 2, above.

    1997 Non-Employee Directors' Stock Option Plan.  FCG adopted its Directors' Plan on August 22, 1997, and the stockholders approved the Directors' Plan on January 15, 1998 (with respect to 200,000 shares) and February 26, 1999 (with respect to an additional 100,000 shares). As of March 31, 2001, options to purchase 193,666 shares of common stock at a weighted average exercise price of $8.99 per share were outstanding, and 106,334 shares remained available for future grant. No shares of common stock have been issued under the Directors' Plan. Shares of stock reserved for stock options granted under the Directors' Plan that expire or otherwise terminate without being exercised become available for reissuance under the Directors' Plan. The Directors' Plan terminates on August 21, 2012.

    Under the Directors' Plan, each non-employee director receives automatic, non-discretionary stock option grants. Each non-employee director receives an option to purchase 4,000 shares when he or she is first elected to the Board, plus an annual grant of 4,000 shares each January 1. Options granted under the Directors' Plan (i) are granted with an exercise price equal to 100 percent of the fair market value of the stock on the date of grant, (ii) vest in monthly installments over a period of one year (subject to acceleration upon the death, disability or termination without cause of the director), and (iii) expire on the earlier of ten years from the date of grant or 12 months after termination of an optionee's services as non-employee director of the Company (18 months in the event of death of the director).

    The Directors' Plan provides that, in the event of a change of control of the Company (as defined in the Directors' Plan), the surviving or acquiring corporation may assume options outstanding under the Directors' Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his services as Director with good reason or is involuntarily terminated without cause (as each is defined in the Directors' Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

    1999 Non-Officer Equity Incentive Plan.  FCG adopted its 1999 Plan on August 4, 1999, authorizing issuance of up to 1,000,000 shares of FCG common stock pursuant to stock awards granted under the Plan. As of March 31, 2001, options to purchase 972,576 shares of common stock at a weighted average exercise price of $8.42 per share were outstanding, and 27,424 shares remained available for future grant. No shares of common stock have been issued under the 1999 Plan. Shares of stock reserved for stock awards granted under the 1999 Plan that expire or otherwise terminate without being exercised become available for reissuance under the 1999 Plan.

    The 1999 Plan provides for granting of nonstatutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights to employees and consultants of FCG who are not officers or members of the Board of Directors of FCG or its affiliates. Currently, FCG intends to grant only stock options under the 1999 Plan. Options that have been granted under the 1999 Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of five years, with 20% vesting one year following the date of grant and 1/60th of the original amount vesting each month thereafter (or, after June 2000, a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter), and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee's services as an employee or consultant of the Company (12 months in the event of disability and 18 months in the event of death of the optionee).

    The 1999 Plan provides that, in the event of a change of control of the Company (as defined in the 1999 Plan), the surviving or acquiring corporation may assume options outstanding under the 1999 Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the 1999 Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

    In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

    ISCG Amended and Restated Stock Option Plan.  FCG assumed the ISCG Plan effective December 18, 1998, upon FCG's acquisition of Integrated Systems Consulting Group, Inc. ("ISCG"). As of December 18, 1998, the ISCG Plan provided for the issuance of up to 945,814 shares of FCG common stock pursuant to stock awards granted under the Plan. As of March 31, 2001, options to purchase 597,937 shares of common stock at a weighted average exercise price of $12.46 per share were outstanding, and since December 18, 1998, 527,229 shares of common stock have been issued under the ISCG Plan. FCG is no longer granting options under the ISCG Plan; shares of stock reserved for stock awards granted under the ISCG Plan that expire or otherwise terminate without being exercised are cancelled and no longer available for reissuance under the ISCG Plan.

    The ISCG Plan provides for granting of incentive and nonstatutory stock options to employees of FCG. Options that have been granted under the ISCG Plan since its assumption by FCG (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of five years, with 20% vesting one year following the date of grant and 1/60th of the original amount vesting each month thereafter, and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee's services as an employee or consultant of the Company (12 months in the event of disability and 18 months in the event of death of the optionee).

MANAGEMENT

    Set forth below is information regarding current executive officers of the Company, including age, as of the Record Date, April 26, 2001:

Name	Position with the Company
Luther J. Nussbaum	Chairman and Chief Executive Officer
Steven Heck	President
Joseph M. Casper	Executive Vice President
Mary E. Franz	Executive Vice President
Walter J. McBride	Executive Vice President and Chief Financial Officer
Roy A. Ziegler	Executive Vice President
Richard J. Riegel	Vice President

    Biographical information about Messrs. Nussbaum and Heck is set forth under Proposal 1 above. Each of Messrs. Nussbaum and Heck and the individuals below comprise the Company's management Executive Committee.

    Joseph M. Casper, age 50, has served as Executive Vice President of FCG since July 2000, and is President of Doghouse Technology Services, a business unit focused on advanced technologies and e-services. Previously, Mr. Casper served as Executive Vice President of the Company's Advanced Technologies Services practice, and lead Client Service Executive for FCG's Innovative Technology's Practice since joining FCG in June 1995. He has 25 years of experience in the field of telecommunications, networking and wireless communications. Mr. Casper has chaired FCG's ASOP Committee and is a current member of the firms Expectative Committee. Prior to joining FCG, Mr. Casper was with Deloitte & Touche Management Consulting.

    Mary E. Franz, age 43, has served as Executive Vice President since April 2000 and is Managing Director of the Company's Healthcare Group. She previously served as Vice President and Managing Director of the Health Plan practice since joining FCG in February 1999. Ms. Franz has 19 years of experience in business strategy, operations improvement and information technology. Ms. Franz previously served as a Partner at Price Waterhouse Coopers from 1984 to 1999 where she had responsibility for developing a national healthcare practice and provided IT and consulting services to a broad range of enterprises. Ms. Franz received her Bachelor of Science degree from Indiana University, and a Master of Science degree in Management from Purdue University.

    Walter J. McBride, age 48, has served as Executive Vice President, Practice Support and Chief Financial Officer since April 2000. Prior to joining FCG, Mr. McBride served as Executive Vice President and CFO of Kistler Aerospace, a privately held aerospace company, beginning in 1997. Mr. McBride served as Executive Vice President and CFO of Unplugged Communications, a distributor of wireless products, from 1996 to 1997; Senior Vice President and CFO of Emulex Corporation, a publicly-traded leader in high-speed computer network products, from 1993 to 1996; and Vice President, Corporate Development, for Nellcor, Inc., a medical equipment company, from 1991 to 1993. Mr. McBride received his BS in accounting/finance from Ohio State University and his MS in computer systems management from the Rochester Institute of Technology.

    Roy A. Ziegler, age 38, has served as Executive Vice President since May 1999 and is Chief Executive Officer of Doghouse Technology Services. Prior to this position, Mr. Ziegler was Executive Vice President of FCG's Health Plan and E-Strategy Practices. Mr. Ziegler served as Vice President and Managing Director for the West Region from 1996 through 1998 and for the Managed Care Practice from 1993 through 1995. Prior to joining the Company, Mr. Ziegler was the Practice Director of the Health Management Initiative in the Pacific Region at Andersen Consulting from 1992 to 1993, and served in other capacities for Andersen Consulting from 1984 to 1991. Mr. Ziegler received a BS from Pepperdine University.

    Richard J. Riegel, age 37, has served as Vice President and Managing Director of the Company's Life Sciences practice since April 2001. Mr. Riegel has extensive experience in the data processing services and computer industry, primarily focused on the needs of the pharmaceutical and life sciences industries. Since FCG's acquisition of Integrated Systems Consulting Group ("ISCG") in 1998, Mr. Riegel has served in a senior management role in FCG's Life Sciences practice. Mr. Riegel joined ISCG in 1994 and has served in several management and sales positions including Vice President of Applications Services, Vice President of the Document Management Service Line, National Director of Sales, and National Account Executive. Prior to joining ISCG, Mr. Riegel held several management, engineering, marketing, and sales positions at both Barnett International, a division of PAREXEL International, and IBM. He received a BS in mechanical engineering from Penn State University and his MBA from Villanova University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of FCG common stock as of March 31, 2001 by: (i) each stockholder who is known by FCG to own beneficially more than 5% of FCG common stock; (ii) each Named Executive Officer (as defined under "Compensation of Executive Officers," below; (iii) each director of FCG; and (iv) all directors and executive officers of FCG as a group.

	Shares Beneficially Owned(1),(2)
Name of Beneficial Owner	Number	Percent
Fatima Reep(3)	2,778,605	11.8
David S. Lipson(12)	2,182,313	9.3
Associate 401(k) and Stock Ownership Plan(4)	1,554,358	6.6
Roy A. Ziegler(5).	231,914	*
Luther J. Nussbaum(6).	218,668	*
Richard N. Kramer(7)	196,058	*
Steven Heck(8)	186,401	*
Joseph M. Casper(9)	183,089	*
Don M. Tompkins(10)	136,292	*
Steven Lazarus(12)	53,766	*
Stanley R. Nelson(12).	48,766	*
Stephen E. Olson(12)	48,766	*
Jack O. Vance(12).	48,766	*
Scott S. Parker(12).	37,010	*
Mary E. Franz(11)	23,998	*
F. Richard Nichol(12)	0	*
All directors and executive officers as a group (17 persons)(13)	6,514,574	27.1

*
Represents beneficial ownership of less than 1% of the outstanding shares of FCG common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, FCG believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of FCG common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 23,541,364 shares of FCG common stock outstanding as of March 31, 2001.

(2)
Certain shares held by the executive officers listed above are subject to repurchase at the original issuance price plus a growth factor. The growth factor is equal to the average interest rate compounded quarterly which FCG pays to a commercial lending institution in a calendar quarter (the "growth factor"). If FCG has no borrowings for a particular quarter then the growth factor is the prime rate on the first day of the quarter, as announced in the Wall Street Journal.

(3)
Shares listed include (a) 2,753,406 shares held by the Reep Family LLC, of which Fatima Reep is the Managing Member, and (b) 25,199 shares subject to stock options exercisable within 60 days of March 31, 2001.

(4)
The address of the Associate 401(k) and Stock Ownership Plan ("ASOP") is c/o First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802. The ASOP's shares are held by New York Life as trustee of the ASOP. Shares held by the ASOP are beneficially owned by employees and former employees of FCG, including certain of its executive officers. The beneficial owners have the right to vote the shares of FCG common stock allocated to their accounts with respect to the approval or disapproval of any FCG merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction. The beneficial owners also have the right to the fair market value of the stock allocated to their respective accounts.

(5)
Shares listed as held by Mr. Ziegler include (a) 22,149 shares subject to stock options exercisable within 60 days of March 31, 2001, and (b) 5,149 shares held in the ASOP.

(6)
Shares listed as held by Mr. Nussbaum include (a) 28,399 shares subject to stock options exercisable within 60 days of March 31, 2001, and (b) 5,149 shares held in the ASOP. 20,018 of these shares are subject to repurchase by FCG at a price equal to $2.7975 per share plus the growth factor, and 40,035 of the shares are subject to repurchase at a price of $0.57 per share plus the growth factor. 35,120 of the shares listed in the table are held by The Nussbaum Family Trust, a Revocable Living Trust, dated March 2, 1992, of which Mr. Nussbaum is trustee; and 100,000 of the shares listed in the table are held in two separate trusts for Mr. Nussbaum's two daughters, of which Mr. Nussbaum is not trustee and disclaims beneficial ownership.

(7)
Shares listed as held by Mr. Kramer include (a) 22,149 shares subject to stock options exercisable within 60 days of March 31, 2001, and (b) 5,077 shares held in the ASOP. 24,784 of these shares are subject to repurchase by FCG at a price equal to $2.7975 per share plus the growth factor, and 49,568 of the shares are subject to repurchase at a price of $0.57 per share plus the growth factor.

(8)
Shares listed as held by Mr. Heck include (a) 22,149 shares subject to stock options exercisable within 60 days of March 31, 2001, and (b) 5,110 shares held in the ASOP.

(9)
Shares listed as held by Mr. Casper include (a) 2,833 shares subject to stock options exercisable within 60 days of March 31, 2001, and (b) 2,436 shares held in the ASOP. 15,251 of these shares are subject to repurchase by FCG at a price equal to $2.7975 per share plus the growth factor; 16,638 are subject to repurchase at $4.7575 per share plus the growth factor; 30,502 shares are subject to repurchase at $0.57 per share plus the growth factor; and 16,638 are subject to repurchase at $2.37875 per share plus the growth factor.

(10)
Shares listed as held by Mr. Tompkins include 4,200 shares held in the ASOP.

(11)
Shares listed as held by Ms. Franz include 23,998 shares subject to stock options exercisable within 60 days of March 31, 2001.

(12)
Shares listed include the following shares subject to stock options exercisable within 60 days of March 31, 2001: Steven Lazarus, 46,666 shares; David S. Lipson, 23,666 shares; Stanley R. Nelson, 46,666 shares; Stephen E. Olson, 46,666 shares; Scott S. Parker, 35,666 shares; and

  Jack O. Vance, 46,666 shares. Excludes the following shares subject to stock options not exercisable within 60 days of March 31, 2001: Steven Lazarus, 9,334 shares; David S. Lipson, 4,334 shares; Stanley R. Nelson, 9,334 shares; Stephen E. Olson, 9,334 shares; Scott S. Parker, 4,334 shares; and Jack O. Vance, 9,334 shares.

(13)
Shares listed include (a) 491,435 shares subject to stock options exercisable within 60 days of March 31, 2000, (b) 23,210 shares held in the ASOP, and (c) 213,434 subject to repurchase by FCG at a price equal to the original purchase price plus the growth factor.

COMPLIANCE UNDER SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's securities, to file initial reports of ownership and reports of changes in ownership with the Commission and the Nasdaq National Market. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms furnished to the Company and representations by the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ending December 31, 2000.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    For 2000, FCG paid each outside director the following amounts for services as a director: $5,000 per year (paid in four equal quarterly installments) plus $1,000 for each meeting of the Board and $500 for each Committee meeting. In April 2001, the annual payment was increased to $10,000 per year for each outside director. The annual payment is payable in four equal quarterly installments. Fees per board and committee meeting remain unchanged. Directors are also reimbursed for certain expenses in connection with attendance at Board of Director and Committee meetings.

    Directors are also eligible to receive awards under the 1997 Equity Incentive Plan, as amended, which is described in Proposal 3, above. For the number of shares attributable to option grants to each of the Company's non-employee directors, please refer to "Security Ownership of Certain Beneficial Owners and Management" and the footnotes pertaining to each non-employee director contained in that section.

    In addition, each non-employee director receives stock options under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Option grants under the Directors' Plan are automatic and non-discretionary. Each non-employee director receives an option to purchase 4,000 shares when he or she is first elected to the Board, plus an annual grant of 4,000 shares each January 1. Options granted under the Directors' Plan (i) are granted with an exercise price equal to 100 percent of the fair market value of the stock on the date of grant, (ii) vest in monthly installments over a period of one year (subject to acceleration upon the death, disability or termination without cause of the director), and (iii) expire on the earlier of ten years from the date of grant or 12 months after termination of an optionee's services as non-employee director of the Company (18 months in the event of death of the director).

    The Directors' Plan provides that, in the event of a change of control of the Company (as defined in the Directors' Plan), the surviving or acquiring corporation may assume options outstanding under the Directors' Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his services as Director with good reason or is involuntarily terminated without cause (as each is defined in the Directors' Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

COMPENSATION OF EXECUTIVE OFFICERS

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)(1)
Luther J. Nussbaum	2000	390,000	35,831	45,000	37,268(2)
Chairman and Chief Executive	1999	390,000	0	72,000	37,372(2)
Officer	1998	370,000	94,500	—	39,581(2)
Steven Heck	2000	380,000	28,750	45,000	36,082(2)
President	1999	380,000	0	57,000	36,899(2)
	1998	370,000	66,150	—	38,724(2)
Joseph M. Casper	2000	336,667	31,197	45,000	47,567(3)
Executive Vice President	1999	305,000	22,000	10,000	43,361(3)
	1998	275,000	66,000	—	44,242(3)
Mary E. Franz	2000	331,667	32,408	—	56,210(3)
Executive Vice President	1999	239,877	0	73,048	52,480(3)
Roy A. Ziegler	2000	380,000	34,912	—	32,553(2)
Executive Vice President	1999	380,000	0	57,000	32,789(2)
	1998	350,000	89,250	—	36,135(2)
Don M. Tompkins(4)	2000	380,000	13,300	—	35,071(2)
Former Executive Vice	1999	380,000	0	45,000	35,685(2)
President	1998	350,000	89,250	—	39,084(2)
Richard N. Kramer(5)	2000	380,000	18,800	—	46,100(2)
Former Executive Vice	1999	380,000	0	57,000	47,510(2)
President	1998	350,000	89,250	—	49,564(2)

(1)
In accordance with the Commission rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2)
Includes (i) imputed interest on interest-free loans by FCG to each of the Named Executive Officers for the purchase of shares of FCG common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of each of the Named Executive Officers; (iii) term life insurance premiums paid by FCG; and (iv) FCG's matching contribution of $5,000 for each Named Executive Officer under the Associate 401(k) and Stock Ownership Plan ("ASOP").

(3)
Includes (i) imputed interest on interest-free loans by FCG to each of the Named Executive Officers for the purchase of shares of FCG common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $15,000 made on behalf of each of the Named Executive Officers; (iii) term life insurance premiums paid by FCG; and (iv) FCG's matching contribution of $5,000 for each Named Executive Officer under the ASOP.

(4)
Mr. Tompkins retired from the Company on December 31, 2000.

(5)
Mr. Kramer served as a member of the Company's management executive committee until June 2000.

STOCK OPTION GRANTS AND EXERCISES

    The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

	Option Grants in Last Fiscal Year Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)
		% of Total Options/SARs Granted to Employees in Fiscal Year
	Number of Securities Underlying Options/SARs Granted(#)(1)		Exercise or Base Price per Share($)
				Expiration Date
Name					5%	10%
Luther J. Nussbaum	45,000	1.90	6.25	11/1/10	458,126.61	729,490.07
Steven Heck	45,000	1.90	6.25	11/1/10	458,126.61	729,490.07
Joseph M. Casper	30,000	1.27	6.00	6/16/10	293,201.03	466,873.64
	15,000	1.75	6.25	11/1/10	152,708.87	243,163.36

(1)
All options granted in this table vest at the rate of 25% one year following grant, plus 1/48th of the original amount per month thereafter over the next 36 months so that the grant is fully vested four years from the date of grant. The options continue in full force and effect upon a change in control, as defined in the Company's option plans, unless the acquiring company refuses to continue or assume the options or to substitute similar options, in which event the vesting of such options is accelerated. In addition, if the Named Executive Officer is terminated in connection with a change in control of the Company, the vesting of such options is accelerated as of the date of termination.

(2)
The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options at FY-End ($) Exercisable/ Unexercisable(1)
Luther J. Nussbaum	—	—	22,400/94,600	0/0
Steven Heck	—	—	17,400/84,600	0/0
Joseph M. Casper	—	—	2,000/53,000	0/0
Mary E. Franz	—	—	18,762/54,286	0/0
Roy A. Ziegler	—	—	17,400/39,600	0/0
Don M. Tompkins	—	—	15,000/0	0/0
Richard N. Kramer	—	—	17,400/39,600	0/0

(1)
The value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 29, 2000, the last trading day of 2000, at a price of $4.75 per share, the fair market value of FCG's common stock on such date.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYEE AND CHANGE IN CONTROL ARRANGEMENTS; INDEMNIFICATION AGREEMENTS

Employment Agreements, Termination of Employee and Change in Control Arrangments

    The Company's stock incentive plans contain change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances.

Indemnification

    The Company has entered into Indemnification Agreements with its executive officers and directors providing for indemnification of such persons to the fullest extent authorized, permitted or allowed by law.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Responsibilities and Composition of the Committee

    The Compensation Committee of the Company's Board of Directors is responsible for recommending the type and level of compensation for directors, officers and employees of the Company and administering the Company's equity incentive plans. The Compensation Committee is also responsible for reviewing the performance of the Company's executive officers.

    As of December 31, 2000, the Compensation Committee was composed of three members of the Board: Jack O. Vance (Chairman), Stephen E. Olson and Fatima Reep. None of the current members of the Compensation Committee has served as employees of the Company or its subsidiaries. David S. Lipson, a current member of the Company's Board, served on the Compensation Committee from October 1999 through April 2000. Mr. Lipson served as Chief Executive Officer of Integrated Systems Consulting Group, Inc., prior to its acquisition by the Company in December 1998. Mr. Lipson ceased service as a full time employee of the Company in June 1999.

    This report describes the philosophy that underlies the components of the Company's executive compensation programs. It also describes the details of the key elements of such programs, as well as the rationale for compensation paid to the Company's Chief Executive Officer and its other officers.

Compensation Philosophy and Objectives

    The Compensation Committee believes that all officers and employees should be compensated based on their contribution to the firm and to building sustainable long-term value for the Company's stockholders. In determining specific compensation programs, the Compensation Committee considers individual and group performance, including successful achievement of financial, operational and management objectives, maintenance of strong relationships with the firm's clients, new business generation and teamwork. The Compensation Committee strives to design compensation programs that will tie individual rewards to the Company's success and align interests between officers, employees and stockholders of the Company. The Compensation Committee also strives to design compensation programs that help retain its officers and employees and encourage personal and professional development and growth.

Compensation of Officers Generally

    Officer compensation programs typically consist of four components: base salaries, bonuses, equity incentives and other compensation. Other compensatory components include benefits generally available to all Company employees, including health and welfare benefits, relocation expenses, insurance premiums and similar payments. All components are evaluated annually to ensure that such components are appropriate and consistent with the strategic business objectives of the Company, corporate culture and enhancing stockholder value.

    Base Salary.  Base salary ranges and base salaries for the Company's officers are established at competitive levels according to the salaries attributable to comparable positions at comparable companies within the healthcare, management consulting and information services industries. The Compensation Committee reviews the base salary of each officer annually. The Compensation Committee considers each officer's level of responsibility, experience and overall contribution to the Company. The Compensation Committee also considers equity and fairness in setting the base salary of its officers. In making salary recommendations, the Compensation Committee exercises discretion based on the foregoing criteria. The Compensation Committee does not apply a specific formula to determine the weight of each factor considered.

    Bonuses.  Bonuses for the Company's officers are determined based on the attainment of specific financial, operational and management objectives. These objectives vary depending upon the position or role of the individual officer. The Compensation Committee also considers each officer's contribution to the Company's financial performance and organizational growth, including typical measurements of operational performance such as client continuity, utilization, employee turnover and professional development and growth. The Board establishes specific objectives for each officer at the beginning of each year.

    Stock Options and other Equity Incentives.  Options to purchase shares of the Company's common stock are granted as incentives to the Company's officers to become employees of the Company, to aid in the retention of such officers and to align the interests of such officers with those of the stockholders. Options are granted when the officer first joins the Company, in connection with a significant change in an officer's responsibility, to reward excellent performance and, occasionally, to achieve equity within an officer's peer group.

    The Compensation Committee administers the following equity incentive plans for the Company:

  1.
  The 1997 Equity Incentive Plan (the "1997 Plan");

  2.
  The 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan");

  3.
  The 1994 Restricted Stock Purchase Plan (the "1994 Plan");

  4.
  The 1999 Non-Officer Equity Incentive Plan (the "1999 Plan");

  5.
  The ISCG Amended and Restated Stock Option Plan (the "ISCG Plan");

  6.
  The 2000 Associate Stock Purchase Plan (the "ASPP"); and

  7.
  The Associate 401(k) and Stock Ownership Plan (the "401(k) Plan").

    The Company's officers can receive stock option grants and other equity-based incentives under the 1997 Plan, 1994 Plan, the ASPP and the 401(k) Plan.

    Options granted prior to June 2000 generally become exercisable over a five-year period (20% at the end of one year and 1.67% each month thereafter), and are granted at a price equal to the fair market value of the Company's common stock on the date of grant. Options granted beginning June 2000 generally become exercisable over a four-year period (25% at the end of one year and 2.08% each month thereafter), and are granted at a price equal to the fair market value of the Company's common stock on the date of grant.

Chief Executive Officer Compensation

    The Chief Executive Officer's salary, bonus and other compensation follow the policies set forth above. Luther J. Nussbaum has served as the Company's Chief Executive Officer since October 1998. For 2000, Mr. Nussbaum's base salary was $390,000, which was unchanged from his 1999 base salary.

    For 2000, the Committee established a target bonus award of 35% of base salary (or $136,500) for Mr. Nussbaum, which would be awarded on a quarterly basis and based on Mr. Nussbaum and the Company achieving certain goals, including the Company achieving certain levels of financial performance. While the Committee determined that Mr. Nussbaum met his personal goals, the Company did not fully achieve its financial performance goals during 2000. Thus, Mr. Nussbaum did not receive his full bonus target for 2000. However, the Committee did choose to recognize that the Company had met certain of its goals during the year and awarded Mr. Nussbaum and other eligible Company officers a portion of their target bonuses. As a result, Mr. Nussbaum earned an aggregate bonus of $35,831 (or 9.2% of his base salary) for 2000.

    In November 2000, in order to further align Mr. Nussbaum's interests with the interests of the stockholders, the Committee granted Mr. Nussbaum an option to purchase 45,000 shares of Company common stock. The grant becomes exercisable over a four-year period (25% at the end of one year and 2.08% each month thereafter), and was granted at a price equal to the fair market value of the Company's common stock on the date of grant.

Policy on Deductibility of Compensation

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides in general that companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. In order for incentive compensation to qualify as performance based compensation under Section 162(m), the Company's discretion to grant awards must be strictly limited. Compensation received by Named Executive Officers on exercise of stock options granted under the 1997 Plan with exercise prices at least equal to the fair market value of the common stock on the date of grant is considered performance-based compensation deductible by the Company under the Code. The Company does not currently intend to qualify its other incentive compensation plans under Section 162(m). The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those cases where stockholder value is maximized by an alternative approach.

    The foregoing report has been approved by all of the members of the Committee.

THE COMPENSATION COMMITTEE
Jack O. Vance, Chairman Stephen E. Olson Fatima Reep

    The above report of the Compensation Committee will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As of December 31, 2000, the Compensation Committee of the Board was composed of Jack O. Vance (Chairman), Stephen E. Olson and Fatima Reep. There are no compensation committee interlocks between any executive officer of the Company and any entity whose directors or executive officers serve on the Company's Board or Compensation Committee.

COMPANY STOCK PRICE PERFORMANCE

    The following graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100.00 in the Company's common stock as compared with the Chase H&Q Technology Index and Nasdaq Stock Market—U.S. Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price on February 13, 1998, the date of the Company's initial public offering, through December 31, 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Restricted Stock Agreements.  Until December 2000, FCG required each employee who is hired as or promoted to the position of Vice President with FCG to hold shares of Company common stock equal to a multiple of their base salary. In the case of the Named Executive Officers, each was required to hold a minimum of two times his or her base salary. FCG has sold its officers shares of Company common stock pursuant to its 1994 Restricted Stock Plan, as amended (the "1994 Plan").

    In connection with the sale of stock to its officers, FCG made loans to officers, including the Named Executive Officers, equal to (i) the purchase price of shares purchased under the 1994 Plan, and (ii) the exercise price and any Federal and state taxes owed on exercise of options under FCG's stock option plans. The loans were made pursuant to non-interest bearing promissory notes secured by the shares of stock held by the officer. Shares of stock purchased with the proceeds of the loan are held by the Company as collateral against the associated loan.

    In December 2000, FCG's Board voted to terminate the restricted stock purchase requirement. In addition, the Board offered past participants the ability to rescind their purchases. As a result of the rescission program, share purchases representing approximately 1,245,989 shares have been rescinded as of March 31, 2001.

    Officers generally must repay each year the greater of 10% of the original principal balance of the loan or one-half of that officer's after-tax bonus. Any unpaid principal on each loan is due ten years following the date of the loan. As of March 31, 2001, the following Named Executive Officers owed the following amounts to FCG under this loan program: Mr. Nussbaum, $194,237.72; Mr. Heck, $179,489.03; Mr. Casper, $455,384.31; and Mr. Ziegler, $129,575.56.

    First Ticket Travel.  FCG has an ongoing, non-contractual business relationship with First Ticket Travel, whose owner and President is Fatima Reep, a member of the Company's Board. For the year ended December 31, 2000, FCG paid approximately $142,340 to First Ticket Travel, of which $41,400 represented travel service fees to First Ticket Travel.

    Loan to Director.  In June 1999, the Company loaned David S. Lipson, a director of the Company, an amount of $328,210.99. The loan is interest-free, unless Mr. Lipson is in default on the loan, in which case the loan accrues interest at a rate of 10% per annum.

    Indemnification Agreements.  FCG has entered into indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. FCG also intends to execute such agreements with its future directors and officers.

    FCG believes that the foregoing transactions were in its best interest. As a matter of policy the transactions were, and all future transactions between FCG and any of its officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the FCG Board, will be on terms no less favorable to FCG than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of FCG.

REPORT OF THE AUDIT COMMITTEE

    During 2000, each of Steven Lazarus and Scott S. Parker served as members of the Audit Committee. Donald R. Caldwell, who resigned from the Company's Board of Directors in June 2000, also served on the committee during 2000. In April 2001, the Board appointed F. Richard Nichol to fill the vacancy on the committee created by Donald R. Caldwell. Dr. Nichol was appointed to the Company's Board in January 2001.

    The Audit Committee of the Company's Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

    The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

    In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2000 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

    Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    Submitted by the members of the Audit Committee of the Company's Board of Directors.

Steven Lazarus, Chair F. Richard Nichol Scott S. Parker

    The above report of the Audit Committee will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP has audited the Company's financial statements since 1995. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    Audit Fees.  The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for the 2000 fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Forms 10-Q for the 2000 fiscal year were $215,000.

    Financial Information Systems Design and Implementation Fees.  Grant Thornton LLP did not render any professional services to the Company of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2000 fiscal year.

    All Other Fees.  The aggregate fees billed for services rendered by Grant Thornton LLP, other than fees for the services referenced under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees", during the 2000 fiscal year were $144,000.

    Stockholder ratification of the selection of Grant Thornton LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4

OTHER BUSINESS

    The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the

Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors
Michael A. Zuercher Secretary

Long Beach, California
May 15, 2001

    A copy of FCG's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000 is available without charge upon written request to: Corporate Secretary, First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802.

APPENDIX A

FIRST CONSULTING GROUP, INC.
AUDIT COMMITTEE CHARTER

    The Audit Committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

    In meeting its responsibilities, the Audit Committee is expected to:

  1.
  Provide an open avenue of communication between the independent accountant and the board of directors.

  2.
  Review and update the Committee's charter annually.

  3.
  Approve the independent accountants to be nominated, approve the compensation of the independent accountant, and review the discharge of the independent accountants. The Committee will inform the board of directors of its decisions.

  4.
  Confirm in writing and assure the independence of the independent accountants, including a review of management consulting services and related fees provided by the independent accountant.

  5.
  Inquire of management and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company, and whether the independent accountants concur. Management will continue to communicate with the Committee on a timely basis concerning issues which could have a material effect on the Company.

  6.
  Review subsidiary Audit Committee minutes annually.

  7.
  Review the audit scope and plan of the independent accountant for the Company and major subsidiaries.

  8.
  Review with the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

  9.
  Consider and review with the independent accountant:

    a.
    The adequacy of the Company's internal controls including computerized information system controls and security where applicable.

    b.
    Any related significant findings and recommendations of the independent accountant together with management's responses thereto, including the Company's subsidiaries.

  10.
  Review with management and the independent accountant at the completion of the annual examination:

    a.
    The Company's annual financial statements and related footnotes.

    b.
    The independent accountant's audit of the financial statements and its report thereon.

    c.
    Any significant changes required in the independent accountant's audit plan.

    d.
    Any significant difficulties or disputes with management encountered during the course of the audit.

A-1

      e.
      Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

  11.
  Review Annual Report and SEC year-end filings, prior to issuance when possible, and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

  12.
  Review with management and the independent accountant, any significant accounting or financial reporting issues prior to filing interim financial reports with the SEC or other regulators.

  13.
  Management will review policies and procedures with respect to transactions with officers and other insiders, officers' expense accounts and perquisites, including use of corporate assets and will report to the Committee once a year on its findings. The Audit Committee also will consider the results of any review of these areas by the independent accountant.

  14.
  Management will monitor compliance with the Company's code of conduct and report to the Committee once a year.

  15.
  Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators. The Company's general counsel will meet with the Committee once a year.

  16.
  Meet with the independent accountant, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

  17.
  Report Committee actions to the board of directors with such recommendations as the Committee may deem appropriate.

  18.
  The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

  19.
  The Committee shall meet at least three times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

  20.
  The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the board of directors.

    The membership of the Audit Committee shall consist of three independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit Committee members and the Committee chairman shall be designated by the full board of directors upon the recommendation of the nominating committee.

    The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the board of directors.

A-2

FOLD AND DETACH HERE
FIRST CONSULTING GROUP, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2001

The undersigned hereby appoints Luther J. Nussbaum and Michael A. Zuercher and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of First Consulting Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at the Company's offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Tuesday, June 19, 2001 at 10:00 a.m. local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

Please Detach and Mail in the Envelope Provided

/x/ PLEASE MARK YOUR VOTE AS INDICATED

PROPOSAL 1: To elect four directors to hold office until the 2004 Annual Meeting of Stockholders.

FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
NOMINEES: Steven Lazarus David S. Lipson Scott S. Parker Fatima Reep	TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE(S)' NAME BELOW:

PROPOSAL 2: To approve amendment of FCG's 2000 Associate Stock Purchase Plan to (a) increase the number of shares of FCG common stock under that Plan by 500,000 shares, from 500,000 shares to 1,000,000 shares and (b) clarify the maximum number of shares that can be purchased by a plan participant on any purchase date.

/ / FOR         / / AGAINST         / / ABSTAIN

PROPOSAL 3: To approve amendment of FCG's 1997 Equity Incentive Plan to increase the number of shares of FCG common stock reserved for issuance under that Plan by 750,000 shares, from 4,500,000 shares to 5,250,000 shares.

/ / FOR         / / AGAINST         / / ABSTAIN

PROPOSAL 4: To ratify the selection of Grant Thornton LLP as independent auditors of FCG for its fiscal year ending December 31, 2000.

/ / FOR         / / AGAINST         / / ABSTAIN

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

 DATED

, 2001

Signature	Signature

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 AMENDMENT OF FCG'S 2000 ASSOCIATE STOCK PURCHASE PLAN
PROPOSAL NO. 3 AMENDMENT OF FCG'S 1997 EQUITY INCENTIVE PLAN
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE UNDER SECTION 16(a) OF THE EXCHANGE ACT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
APPENDIX A FIRST CONSULTING GROUP, INC. AUDIT COMMITTEE CHARTER